Contact:
Richard Sawchak
Paradigm Solutions Corporation
Tel: (240) 283-3404

For Immediate Release

Paradigm Solutions Awarded
Prime IRS High Speed Printer Technical Support Contract

Rockville, Maryland – September 3, 2009 – Paradigm Holdings, Inc. (OTCBB: PDHO) (“Paradigm” or the “Company”), a provider of comprehensive information technology and cyber security solutions for Federal Government enterprises, announced today that the Internal Revenue Service (IRS) has awarded the Company a prime contract to provide preventative and remedial maintenance and technical support services for Government-owned high speed printers and peripheral equipment. The firm fixed price contract covers a one year base period and four one-year options.  If all option years of the contract are exercised, the estimated potential value of the contract will be $15.3 million.

The contract supports the IRS Wage & Investment Division which operates a number of sophisticated large scale, high-speed print systems and peripherals in several locations across the United States to produce correspondence and internal reports in bulk. This award is the competitive follow-on contract for similar services that Paradigm has provided to the IRS under a separate contract for the past five years. Under the terms of the new agreement, Paradigm will provide supervision, labor, and materials in support of preventative and remedial maintenance services for the equipment.

Peter B. LaMontagne, Paradigm President and CEO, commented, "We are very pleased with the contract win and welcome the opportunity to continue supporting the IRS mission.  We view the retention of this business as reaffirmation of Paradigm’s historical performance and recognition of our ability to provide competitive services and technical innovation looking to the future. The award reflects Paradigm’s focus on customer satisfaction and mission success as the cornerstone of our strategy.”

The Department of Treasury is Paradigm’s largest customer as a percentage of total revenues.  Under separate contracts, the Company currently provides technical services to another component of the IRS as well as IT support services to the Office of the Comptroller of the Currency (OCC).

“Our team of dedicated technical professionals who provide 24x7 support in several IRS locations are at the heart of this program’s success, and we are very pleased that our support of the IRS will continue,” stated Robert Boakai, Paradigm Vice President of Enterprise Solutions.

For additional details, please refer to the Company’s website at www.paradigmsolutions.com.

About Paradigm Holdings, Inc.

Paradigm Holdings, Inc., (www.paradigmsolutions.com) is a provider of information technology (IT) and business solutions for U.S. Federal Government enterprises. Paradigm specializes in comprehensive information assurance solutions involving cyber security and forensics as well as continuity of operations and disaster recovery planning.  The Company also provides systems engineering and IT infrastructure support solutions.  Headquartered in Rockville, Maryland, the Company currently employs approximately 200 people.

Safe Harbor Statement

This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created by those sections. Paradigm assumes no obligation to update the information contained in this press release. Future results for Paradigm may be affected by its ability to continue to implement its government technology solutions, its dependence on the federal government and state and local governments and other federal government contractors as its major customers, timely passage of components of the federal budget, timely obligations of funding by the federal and state governments, its dependence on procuring, pricing and performing short-term government contracts, its dependence on hiring and retaining qualified professionals, potential fluctuations in its quarterly operating results, including seasonal impacts, its dependence on certain key employees and its ability to timely and effectively integrate the businesses it may acquire. For further information about forward-looking statements and other Paradigm specific risks and uncertainties please refer to recent SEC filings for Paradigm, which are available at www.sec.gov.

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